AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
URON INC.

The undersigned, being the Chief Executive Officer of URON Inc., a Minnesota corporation (the "Company"), subject to the provisions of Chapter 302A of the Minnesota Statutes, known as the Minnesota Business Corporation Act, does hereby certify that the Board of Directors and shareholders of the Company adopted the following resolutions by action of the Board of Directors on February 13, 2007, and at a meeting of the shareholders on May 25, 2007:

AMENDED ARTICLES OF INCORPORATION

WHEREAS, the Company wishes to amend and restate its Articles of Incorporation; THEREFORE IT IS

RESOLVED, that the Articles of Incorporation of the Company be, and the same hereby are, amended and restated, and the following Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation and all amendments thereto, pursuant to Minnesota Statutes Section 302A.135, to read as follows:

ARTICLE I
NAME

The name of this corporation is URON Inc.

ARTICLE II
REGISTERED OFFICE

The registered office of the corporation is located at 9449 Science Center Drive, New Hope, Minnesota 55428.

ARTICLE III
CAPITAL

3.01. The aggregate number of shares which this corporation shall have the authority to issue is 200,000,000 shares, having no par value.

3.02. The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the relative rights and preferences of said shares in any class or series.

3.03. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

3.04. No shareholder of the corporation shall have any pre-emptive rights.

3.04. No shareholder of the corporation shall have any pre-emptive rights.

3.05. No shareholder shall be entitled to any cumulative voting rights.

3.06. The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of all voting shares represented at a duly held meeting of the shareholders, except where a larger proportion is required by law, these Articles, or a shareholder control agreement.

ARTICLE IV
BOARD ACTION

Except as to those matters requiring shareholder approval, any action required or permitted to be taken by the Board of Directors of this corporation may be taken by written action signed by a majority of the directors then holding office.

ARTICLE V
DIRECTOR LIABILITY

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law; (iii) liability based on an improper distribution under Minnesota Statutes Section 302A.559 or on violations of state securities laws under Minnesota Statutes Section 80A.23; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article becomes effective. If Minnesota Statutes Chapter 302A hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided herein for directors, shall be limited to the fullest extent permitted by such amendment. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, I have subscribed my name to these Amended and Restated Articles of Incorporation this 25th day of May, 2007.

Donald Miller

Donald Miller

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